Exhibit 4.19

CLINICAL TRIALS GLOBAL MASTER SERVICES AGREEMENT

AMENDMENT NO. 2

This Amendment No. 2 is made effective as of the date last signed below (“Amendment No. 2 Effective Date”) by and between RedHill Biopharma, Ltd. (“Client”) and Quest Diagnostics Clinical Laboratories, Inc. (“Quest Diagnostics”). This Amendment No. 2 amends the Clinical Trials Global Master Services Agreement dated 27-December-2012 (the “Agreement”) as amended by Amendment No. 1 effective June 20, 2014 (“Amendment No.1”) to which both Client and Quest Diagnostics Client are parties. Client and Quest Diagnostics shall be referred together as the ”Parties”.

1.	The purpose of this Amendment No. 2 is to extend the Term set forth in section 3.1 of the Agreement.

2.	The Parties agree to replace the first sentence of section 3.1 to read as follows:

“This Agreement shall be effective as of the Effective Date, and shall continue in full force and effect through August 1, 2017, unless otherwise terminated as provided herein (the “Term”).”

3.	All other terms and conditions of the Agreement and Amendment No. 1 shall remain in full force and effect.

The Parties agree to this Amendment No. 2 by their authorized signatures below.

REDHILL BIOPHARMA LTD.	QUEST DIAGNOSTICS CLINICAL
LABORATORIES, INC.

/s/ Ori Shilo /s/ Uri Hananel Aharon	/s/ Christopher Fikry
Signature	Signature

Name Printed: Ori Shilo and Uri Hananel Aharon	Name Printed: Christopher Fikry, M.D.

Title: Deputy CEO and Chief Accounting Officer	Title: Vice President, Clinical Trials

Date: May 11, 2015	Date: May 13, 2015

Clinical Trials Global Master Laboratory Services Agreement, Amendment No.2